UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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PROVIDENT BANKSHARES CORPORATION

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Provident Bankshares Corporation

114 East Lexington Street

Baltimore, Maryland 21201

(410) 277-7000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Provident Bankshares Corporation will be held on Wednesday, May 16, 2007 at 10:00 a.m., local time, at 250 North Calvert Street, Baltimore, Maryland, for the following purposes:

1.	To elect eight directors;

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Provident Bankshares Corporation for the fiscal year ending December 31, 2007; and

3.	To transact any other business as may properly come before the meeting or any adjournment or postponement.

Shareholders of record as of the close of business on April 2, 2007 are entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the meeting.

Please complete and sign the enclosed form of proxy and mail it promptly in the enclosed envelope or promptly vote via the Internet or by telephone as instructed on the enclosed form of proxy. Your proxy will not be used if you attend the meeting and vote in person.

By	Order of the Board of Directors

/s/ Gary N. Geisel
Gary N. Geisel
Chairman and Chief Executive Officer

Baltimore, Maryland

April 9, 2007

PROVIDENT BANKSHARES CORPORATION

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Provident Bankshares Corporation (“Provident” or the “Company”) to be used at the annual meeting of shareholders of the Company. Provident is the holding company for Provident Bank (“Provident Bank” or the “Bank”). The annual meeting will be held on Wednesday, May 16, 2007 at 10:00 a.m., local time, at 250 North Calvert Street, Baltimore, Maryland. The 2006 Annual Report to Shareholders, including the consolidated financial statements of the Company for the fiscal year ended December 31, 2006, accompanies this proxy statement, which is first being mailed to shareholders on or about April 9, 2007.

Voting and Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your Provident common stock if the records of the Company show that you held your shares as of the close of business on April 2, 2007. As of the close of business on that date, a total of 32,192,623 shares of Provident common stock were outstanding and entitled to vote. Each share of common stock has one vote. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote.

Attending the Meeting

If you are a beneficial owner of Provident common stock held in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Provident common stock held in street name in person at the meeting, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum and Vote Required

The annual meeting will be held only if there is a quorum present. A quorum exists if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote for a director, against a director or abstain from voting with respect to a director. There is no cumulative voting for the election of directors. For the election of directors (provided the number of nominees does not exceed the number of directors to be elected), each director must receive the majority of the votes cast with respect to that director (number of shares voted “for” a director must exceed the number of votes cast “against” that director). If the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors shall be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. This means that the nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election.

In voting to ratify the appointment of KPMG LLP as Provident’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. On this matter, abstentions and broker non-votes will have no effect on the voting.

Voting by Proxy

The board of directors of Provident is sending you this proxy statement to request that you allow your shares of Provident common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Provident common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s board of directors. The board of directors recommends a vote FOR each of the nominees for director and FOR ratification of KPMG LLP as Provident’s independent registered public accounting firm.

Shareholders of record may also vote their shares of Provident common stock over the Internet or by calling a specially designated telephone number. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities and to allow shareholders to provide their voting instructions and confirm that said instructions have been properly recorded. Specific instructions for shareholders of record who wish to vote their proxies over the Internet or by telephone are set forth on the enclosed form of proxy.

Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m. Eastern Time on May 15, 2007.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. If the annual meeting is adjourned or postponed, your Provident common stock may be voted by the persons named in the proxy card on the new meeting date as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy, or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Provident common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please review the proxy card or instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

Provident will pay the cost of solicitation of proxies on behalf of its management. In addition to the solicitation of proxies by mail, Innisfree M&A Incorporated, a proxy solicitation firm, will assist Provident in soliciting proxies for the annual meeting for a fee of $7,500, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone by directors, officers and other employees of Provident and

Provident Bank, without additional compensation. Provident will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from, such beneficial owners, and will reimburse such persons for their reasonable expenses in doing so.

Participants in Provident Bank’s 401(k) Plan

If you hold shares of Provident common stock through Provident Bank’s 401(k) Plan, you will receive voting instructions under separate cover. By following these instructions, you may direct the trustee for the 401(k) Plan how to vote the shares of Provident common stock allocated to your 401(k) Plan account. If you do not provide voting instructions, the trustee will vote your 401(k) Plan shares in the same proportion as those shares for which the trustee has received voting instructions, subject to the exercise of the trustee’s fiduciary duties. The deadline for returning your voting instructions to the trustee is May 4, 2007.

Corporate Governance

General

Provident periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency, and maintains full compliance with the laws, rules and regulations that govern Provident’s operations. As part of this periodic corporate governance review, the board of directors reviews and adopts best corporate governance policies and practices for Provident.

Code of Business Conduct and Ethics

Since Provident’s inception in 1987, it has had a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is designed to ensure that Provident’s directors, executive officers and employees meet the highest standards of ethical conduct. The Code of Business Conduct and Ethics requires that Provident’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in Provident’s best interest. Under the terms of the Code of Business Conduct and Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics. A copy of the Code of Ethics and Business Conduct can be found in the Corporate Governance portion of the Investor Relations section of Provident’s website (www.provbank.com).

As a mechanism to encourage compliance with the Code of Business Conduct and Ethics, Provident has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Business Conduct and Ethics also prohibits Provident from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Business Conduct and Ethics.

Meetings and Committees of the Board of Directors

The Company and the Bank conduct business through meetings and activities of their boards of directors and their committees. During the fiscal year ended December 31, 2006, the boards of directors of the Company and the Bank each held 11 meetings. No director attended fewer than 75% of the total meetings of the Company’s and the Bank’s respective boards of directors and the committees on which such director served.

The following table identifies the Company’s standing committees and their members. All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market. Each of the committees listed below operates under a written charter that governs its composition, responsibilities and operations. Each of the charters for the committees listed below is available in the Corporate Governance portion of the Investor Relations section of Provident’s website (www.provbank.com).

Director	Audit Committee	Compensation Committee	Corporate Governance Committee
Melvin A. Bilal		X
Thomas S. Bozzuto		X
Kevin G. Byrnes
Ward B. Coe, III			X
William J. Crowley, Jr.	X
James G. Davis, Jr.		X
Pierce B. Dunn	*
Enos K. Fry
Gary N. Geisel
Mark K. Joseph			X
Bryan J. Logan	X
Barbara B. Lucas		*
Peter M. Martin			X
Pamela J. Mazza			X
Frederick W. Meier, Jr.	X
Dale B. Peck.	X
Francis G. Riggs		X
Sheila K. Riggs		X
Donald E. Wilson			*

Number of Meetings in 2006	12	6	2

*	Denotes Chairperson

Audit Committee. The Audit Committee reviews and reports to the board of directors on examinations of Provident Bank and its subsidiaries by regulatory authorities, appoints the independent registered public accounting firm for Provident and Provident Bank, reviews the scope of the work of the independent registered public accounting firm and their reports, and reviews the activities and actions of Provident Bank’s internal auditors. The board of directors has designated Mr. Crowley as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Mr. Crowley is independent, as independence for audit committee members is defined under the listing standards of the Nasdaq Stock Market. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Report of the Audit Committee.”

Compensation Committee. The Compensation Committee reviews and determines salaries and other benefits for executive and senior management of Provident and its subsidiaries, reviews and determines employees to whom stock option and restricted stock awards are to be granted and the terms of such grants, and reviews the selection of officers who participate in incentive and other compensatory plans and arrangements. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full board of directors. See “Compensation Discussion and Analysis.” The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Report of the Compensation Committee.”

Corporate Governance Committee. The Corporate Governance Committee takes a leadership role in shaping governance policies and practices, including recommending to the board of directors the corporate governance policies and guidelines applicable to Provident Bank and monitoring compliance with these policies and guidelines. In addition, the Corporate Governance Committee is responsible for identifying individuals qualified to become board members and recommending the director nominees for election at the next annual meeting of shareholders. This committee also recommends director candidates for each committee for appointment by the board. The procedures of the Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Corporate Governance Committee Procedures.”

Corporate Governance Committee Procedures

General. It is the policy of the Corporate Governance Committee to consider director candidates recommended by shareholders who appear to be qualified to serve on the Provident board of directors. The Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the board of directors and the Corporate Governance Committee does not perceive a need to increase the size of the board. In order to avoid the unnecessary use of the Corporate Governance Committee’s resources, the Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders. To submit a recommendation of a director candidate to the Corporate Governance Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Corporate Governance Committee, care of the Corporate Secretary, at the main office of Provident:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	The name and address of the shareholder making the recommendation as it appears on Provident’s books; provided, however, that if the shareholder is not a registered holder of Provident’s common stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of Provident’s common stock; and

5.	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at Provident’s annual meeting of shareholders, the recommendation must be received by the Corporate Governance Committee at least 120 calendar days prior to the date that Provident’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, advanced by one year.

Criteria for Director Nominees. The Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the board of directors. The Corporate Governance Committee will consider the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to Provident and its shareholders; independence; and any other factors the Corporate Governance Committee deems relevant, including age, diversity, size of the board of directors and regulatory disclosure obligations.

The Corporate Governance Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the board of directors at the time. The committee will strive to maintain at least one director who meets the definition of “audit committee financial expert” under the Securities and Exchange Commission’s regulations.

In addition, prior to nominating an existing director for re-election to the board of directors, the Corporate Governance Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

Process for Identifying and Evaluating Director Nominees. Pursuant to the Corporate Governance Committee Charter as approved by the board of directors, the Corporate Governance Committee is charged with the central role in the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the board of directors. The process that the committee follows when it identifies and evaluates individuals to be nominated for election to the board of directors is as follows:

Identification. For purposes of identifying nominees for the board of directors, the Corporate Governance Committee relies on personal contacts of the committee and other members of the board of directors as well as its knowledge of members of Provident Bank’s local communities. The Corporate Governance Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth above. The Corporate Governance Committee has not previously used an independent search firm in identifying nominees.

Evaluation. In evaluating potential candidates, the Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the board of directors by evaluating the candidate under the selection criteria set forth above. In addition, the Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate.

Shareholder Communications

Provident encourages shareholder communications to the board of directors and/or individual directors. Written communications may be made to the board of directors or to specific members of the board by delivering them to the intended addressee, care of the Corporate Secretary, Provident Bankshares Corporation, 114 East Lexington Street, Baltimore, Maryland 21202.

Attendance at Annual Meetings

The board of directors encourages directors to attend the annual meeting of shareholders. All directors attended the annual meeting of shareholders held on May 17, 2006.

Directors’ Compensation

The following table sets forth the compensation paid to the Company’s non-employee directors for their Board service during 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(4)	Total ($)
Melvin A. Bilal	$31,250	$15,000	$—	$46,250
Thomas S. Bozzuto	28,750	15,000	—	43,750
Ward B. Coe, III	32,500	15,000	—	47,500
Charles W. Cole, Jr.(5)	12,500	—	—	12,500
William J. Crowley, Jr.	40,000	15,000	3,275	58,275
James G. Davis, Jr. (6)	11,750	10,000	14,773	36,523
Pierce B. Dunn	51,250	15,000	—	66,250
Enos K. Fry	18,750	15,000	—	33,750
Mark K. Joseph	30,000	15,000	—	45,000
Bryan J. Logan	31,250	15,000	4,264	50,514
Barbara B. Lucas	40,000	15,000	—	55,000
Peter M. Martin	27,500	15,000	—	42,500
Pamela J. Mazza	27,500	15,000	20,776	63,276
Frederick W. Meier, Jr.	41,250	15,000	—	56,250
Dale B. Peck (6)	17,500	11,250	15,787	44,537
Francis G. Riggs	31,250	15,000	—	46,250
Sheila K. Riggs	31,250	15,000	—	46,250
Donald E. Wilson	35,000	15,000	2,526	52,526

(1)

Name	Aggregate Number of Stock Options Outstanding at December 31, 2006	Aggregate Number of Unvested Stock Awards Outstanding at December 31, 2006
Melvin A. Bilal	11,513	1,502
Thomas S. Bozzuto	11,455	1,502
Ward B. Coe, III	8,513	1,502
William J. Crowley, Jr.	7,000	1,485
James G. Davis, Jr.	7,000	260
Pierce B. Dunn	12,213	1,437
Enos K. Fry	63,748	440
Mark K. Joseph	12,213	1,502
Bryan J. Logan	7,000	1,502
Barbara B. Lucas	4,863	1,502
Peter M. Martin	37,000	1,424
Pamela J. Mazza	7,000	654
Frederick W. Meier, Jr.	—	1,424
Dale B. Peck.	7,000	302
Francis G. Riggs	4,863	1,502
Sheila K. Riggs	12,213	1,502
Donald E. Wilson	7,000	1,502

(2)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) of the vesting of the shares of restricted stock in 2006. The grant date fair value of the 440 shares of stock awards granted in 2006 to each director, except for Messrs. Davis and Peck, was $15,000, as recognized for financial statement reporting purposes as computed in accordance with FAS 123(R), based upon the Company’s stock average high bid and low asked price of $34.08 on the grant date. The grant date fair value of the 260 shares of stock awards granted to Mr. Davis in 2006 was $10,000, as recognized for financial statement reporting purposes in accordance with FAS 123(R), based upon the Company’s stock average high bid and low asked price of $38.42 on the grant date. The grant date fair value of the 302 shares of stock awards granted to Mr. Peck in 2006 was $11,250, as recognized for financial statement reporting purposes in accordance with FAS 123(R), based upon the Company’s stock average high bid and low asked price of $37.17 on the grant date.

(3)	A restriction applicable to these restricted shares is that they may not be sold or otherwise divested until six months after the recipient has left the board of directors.
(4)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R), based upon a fair value of each option of $6.39 for Mr. Logan, $6.56 for Ms. Mazza, $6.31 for Messrs. Peck and Wilson, $4.91 for Mr. Crowley and $5.91 for Mr. Davis, using the Black-Scholes option pricing model. The grant date fair value of the 7,000 stock options granted to Mr. Davis in 2006 was $15,103, as recognized for financial statement reporting purposes in accordance with FAS 123(R). The grant date fair value of the 7,000 stock options granted to Mr. Peck in 2006 was $19,105, as recognized for financial statement reporting purposes in accordance with FAS 123(R). For further information on the assumptions used to compute the fair value of options, see Note 12 to the Notes to the Financial Statements contained in the Company’s Annual Report on Form 10-K.
(5)	Mr. Cole retired from the board of directors of the Company effective May 17, 2006.
(6)	Messrs. Peck and Davis were appointed to the Company’s board of directors on September 20 and October 18, 2006, respectively.

Provident and Provident Bank have a deferred compensation plan for non-employee directors. Each year, a director may elect to defer payment of all or part of the director’s fees for that year until the individual ceases to be a director. Interest is accrued on the deferred amount at the prime rate. Payment of the deferred amount may be made to the director or to his or her beneficiary. In addition, non-employee directors are eligible to receive options under Provident’s Amended and Restated Stock Option Plan (the “Stock Option Plan”) and the 2004 Equity Compensation Plan (the “Equity Plan”). Long-term incentives for the named executive officers (as defined on page 21) have been provided through the Stock Option Plan and the Equity Plan. Provident’s ability to grant additional awards under the Stock Option Plan terminated when shareholders approved the Equity Plan. However, awards outstanding under the Stock Option Plan continue in effect in accordance with their terms.

The Non-Employee Directors’ Severance Plan provides that if a director’s service is terminated following a “change in control” (as defined in the plan) of Provident or Provident Bank, the director will be entitled to receive a payment equal to five times the director’s annual retainer.

Retainer and Meeting Fees for Non-Employee Directors. The Company works with an independent compensation consultant for expertise in structuring the compensation paid to non-employee directors and benchmarking that compensation against the Company’s peers. The following table sets forth the applicable retainers and fees that will be paid to non-employee directors for their service on the Company’s and the Bank’s boards of directors during 2007.

Annual Retainer	$25,000	*
Fee Per Board Meeting:
Regular Meeting	$1,250	**
Special Meeting	$1,250
Fee Per Committee Meeting:
Committee Chairperson	$1,875
All other Committee Members	$1,250

*	Of the $25,000, $15,000 is paid in the form of restricted shares of Company common stock and the remaining $10,000 is paid in cash.
**	A single fee is paid if the Company and Bank boards meet on the same day.

Independent Directors

Provident’s board of directors is comprised of 19 directors. The board of directors has determined that the following directors are independent directors under the listing standards of the Nasdaq Stock Market: Messrs. Bilal, Bozzuto, Coe, Crowley, Davis, Dunn, Joseph, Logan, Martin, Mazza, Meier, Peck, Riggs, Wilson and Ms. Lucas and Ms. Riggs. Mr. Cole, a director of the Company until his retirement on May 17, 2006, was also deemed independent under the applicable listing standards. In reaching this determination, the board of directors reviewed commercial loans made by Provident Bank to related interests of Messrs. Bozzuto, Coe, Davis, Joseph and Logan and consumer loans made to Ms. Lucas and Ms. Mazza. In addition, the board of directors considered Mr. Coe’s position as a limited partner in the law firm of Whiteford, Taylor & Preston, LLP, which provides legal services to Provident and Provident Bank. The board also considered Mr. Riggs’ position as Vice Chairman of Riggs, Counselman, Michaels & Downes, Inc., an insurance brokerage company that provides insurance brokerage services to the Company and the Bank.

Stock Ownership

The following table provides information as of April 2, 2007, with respect to persons known to Provident to be the beneficial owners of more than 5% of Provident’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding
Barclays Global Investors, NA	3,141,863	(1)	9.76%
Barclays Global Fund Advisors
Barclays Global Investors, LTD
45 Fremont St.
San Francisco, California 94105

(1)

Based on information filed in Schedule 13G with the U.S. Securities and Exchange Commission on January 23, 2007, and includes shares held by each of Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, LTD. The shares reported are reported to be held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, LTD filed a joint Schedule 13G to report such beneficial holdings together with the following entities, each of which reported that it did not individually beneficially own any shares of Provident common stock: Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited.

The following table provides information as of April 2, 2007 about the shares of common stock of Provident that may be considered to be beneficially owned by each director or nominee for director of Provident, by those executive officers of Provident named in the Summary Compensation Table on page 21, and by all directors, nominees for director and executive officers of Provident as a group. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name	Number of Shares Owned (excluding options)		Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Percent of Common Stock Outstanding(1)
Directors
Melvin A. Bilal	1,947		11,513	*
Thomas S. Bozzuto	7,439		11,455	*
Kevin G. Byrnes	13,013	(2)	99,314	*
Ward B. Coe, III	13,631	(3)	8,513	*
William J. Crowley, Jr.	7,489	(4)	7,000	*
James G. Davis, Jr.	335		7,000	*
Pierce B. Dunn	27,514	(5)	12,213	*
Enos K. Fry	12,479	(6)	53,807	*
Gary N. Geisel	41,141	(7)	199,906	*
Mark K. Joseph	24,671		12,213	*
Bryan J. Logan	1,807		7,000	*
Barbara B. Lucas	19,625		4,863	*
Peter M. Martin	103,766		37,000	*
Pamela J. Mazza	1,154		7,000	*
Frederick W. Meier, Jr.	12,432		—	*
Dale B. Peck	2,302		7,000	*
Francis G. Riggs	88,227	(8)	4,863	*
Sheila K. Riggs	54,449	(9)	12,213	*
Donald E. Wilson	1,607		7,000	*

Named Executive Officers who are not also Directors
John J. King	15,943	(10)	67,873	*
Robert H. Newton, Jr.	8,913		49,179	*
Dennis A. Starliper	45,834	(11)	32,908	*
All directors and executive officers as a group (27 persons)	555,532		779,864	4.05%

*	Indicates ownership of less than 1.0%.
(1)	Percentages with respect to each person or group of persons have been calculated on the basis of 32,192,623 shares of Provident’s common stock outstanding as of April 2, 2007, plus the number of shares of Provident’s common stock which such person or group of persons has the right to acquire within 60 days after April 2, 2007 by the exercise of stock options.
(2)	Includes 3,090 shares held in 401(k) plan.
(3)	Includes 700 shares held as trustee for mother’s trust.
(4)	Includes 5,500 shares held by spouse.
(5)	Includes 135 shares held by spouse; 1,999 shares held as custodian; and 6,862 shares held as trustee.
(6)	Includes 9,632 shares held by IRA and 874 shares held by spouse.
(7)	Includes 8,322 shares held in 401(k) plan.
(8)	Includes 13,269 shares held as custodian.
(9)	Includes 2,424 shares held as custodian.
(10)	Includes 12,833 shares held in 401(k) plan.
(11)	Includes 36,949 shares held in 401(k) plan.

Proposal 1—Election of Directors

Provident’s board of directors consists of 19 directors, of which 16 are independent directors under the current listing standards of the Nasdaq Stock Market. The board of directors is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. The nominees for election are Melvin A. Bilal, Ward B. Coe, III, William J. Crowley, Jr., James G. Davis, Jr., Gary N. Geisel, Bryan J. Logan, Frederick W. Meier, Jr. and Dale B. Peck. With the exception of Messrs. Davis and Peck, as described below, the nominees will be elected at the annual meeting to serve for a three-year term or until their respective successors have been elected and qualified.

In accordance with the mandatory retirement provision of Provident’s Bylaws, Donald E. Wilson will retire from the board of directors effective as of the 2007 annual meeting date.

Additionally, the board of directors has nominated Messrs. Davis and Peck for election to one year terms, or until their successors have been elected and qualified. Messrs. Davis and Peck were recommended to the Corporate Governance Committee by a non-employee director. The Corporate Governance Committee then recommended Messrs. Davis’ and Peck’s nominations to the full board of directors.

If any nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present board of directors. Alternatively, the board of directors may adopt a resolution to reduce the size of the board. The board of directors has no reason to believe that any of the persons named will be unable or unwilling to serve. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and Provident.

The board of directors recommends a vote “FOR” the election of Messrs. Bilal, Coe, Crowley, Davis, Geisel, Meier, Logan and Peck.

Information with Respect to Nominees, Continuing Directors and Executive Officers

Information regarding executive officers, the nominees for election at the annual meeting, as well as information regarding the continuing directors whose terms expire in 2008 and 2009, is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each individual’s biography is as of December 31, 2006. The indicated period for service as a director includes service as a director of Provident Bank. Executive officers are elected annually by the board of directors.

Nominees for Election of Directors

Melvin A. Bilal is an attorney engaged in the private practice of law. Formerly, he served as President of Bilal Consulting. Age 64. Director since 1992.

Ward B. Coe, III is a partner in the law firm of Whiteford, Taylor & Preston, LLP. Age 61. Director since 1997.

James G. Davis, Jr. is the President and Chief Executive Officer of the James G. Davis Construction Corporation. Age 49. Director since 2006.

Frederick W. Meier, Jr. is President of Lord Baltimore Capital Corp., formerly ATAPCO Capital Management Group. Age 63. Director since 1997.

Gary N. Geisel has been Chairman of the Board and Chief Executive Officer of Provident and Provident Bank since April 2003. Before becoming Chairman and Chief Executive Officer, Mr. Geisel was

President and Chief Operating Officer of Provident and Provident Bank from January 2001 until April 2003. Age 58. Director since 2001.

William J. Crowley, Jr. was managing partner of the Baltimore office of Arthur Andersen LLP from 1995 to 2002 and general partner from 1980 to 2002. Mr. Crowley serves on the Boards of Directors of Foundation Coal Holdings, Inc. and BioVeris Corporation and is the Chair of the Audit Committee for each company. He also serves on the Board of Trustees of the JNL Series Trusts and is a member of the Audit Committee. Mr. Crowley has been designated as an audit committee financial expert under the rules of the Securities and Exchange Commission. Age 61. Director since 2003.

Bryan J. Logan is Chairman of Earth Data International, a group of companies which specializes in the acquisition, development, analysis and application of spatial data and GIS services for engineering, environmental and land management clients worldwide. Age 58. Director since 2004.

Dale B. Peck heads Peck Advisory Services, LLC in Vienna, Virginia, providing business development and strategic planning to high growth, well-established companies. Mr. Peck was formerly a partner with the accounting firm of Beers & Cutler, PLLC. Age 61. Director since 2006.

Directors Continuing in Office

The following directors have terms ending in 2008:

Thomas S. Bozzuto is Chief Executive Officer of The Bozzuto Group, a full-service residential development company located in Greenbelt, Maryland. Age 60. Director since 1998.

Barbara B. Lucas served as the Senior Vice President and Corporate Secretary of The Black & Decker Corporation until her retirement in 2006. Ms. Lucas serves as Chair of the Compensation Committee. Age 61. Director since 1996.

Francis G. Riggs is Vice Chairman and a director of Riggs, Counselman, Michaels & Downes, Inc., an insurance brokerage company. Age 69. Director since 1972.

Enos K. Fry served as the Group Manager, Washington Metro Area, of Provident Bank until his retirement in 2006. Age 63. Director since 1997.

The following directors have terms ending in 2009:

Kevin G. Byrnes has been President and Chief Operating Officer of Provident and Provident Bank since April 2003. Before becoming President and Chief Operating Officer, Mr. Byrnes served as Senior Executive Vice President of Provident since 2002. Previously, Mr. Byrnes was Regional Executive in charge of the upstate operations of Chase Manhattan Bank in Rochester, New York. Age 59. Director since 2002.

Pierce B. Dunn is Chairman of the Board of MIRCON, Inc., an environmental and engineering company. Mr. Dunn serves as Chair of the Audit Committee. Age 56. Director since 1987.

Mark K. Joseph is Chairman of the Board of Municipal Mortgage and Equity, LLC (Muni Mae) (NYSE: MMN), a real estate finance company. Mr. Joseph is also the Founding Chairman of The Shelter Group, a real estate development and property management company. Age 68. Director since 1993.

Peter M. Martin served as Chairman of the Board and Chief Executive Officer of Provident and Provident Bank from 1998 until his retirement in April 2003. Mr. Martin also served as President of Provident and Provident Bank from 1990 until January 2001. Age 69. Director since 1990.

Pamela J. Mazza is a partner in the law firm of Piliero & Mazza, PLLC. Age 49. Director since 2005.

Sheila K. Riggs is the Chairperson of the Maryland Health and Higher Educational Facilities Authority, which issues bonds to finance health care and higher education facilities. Age 63. Director since 1982.

Donald E. Wilson served as the Vice President for Medical Affairs of the University of Maryland and Dean of the School of Medicine until his retirement in 2006. Dr. Wilson serves as the Chair of the Corporate Governance Committee. Age 70. Director since 2002.

Executive Officers Who Are Not Also Directors

Robert L. Davis is General Counsel and Corporate Secretary of Provident and Provident Bank. Age 53.

Stephen K. Heine is Executive Vice President, Consumer and Business Banking, of Provident Bank. Prior to joining Provident Bank, Mr. Heine served as Senior Vice President at Mercantile Bancshares Corporation. Mr. Heine served as Executive Vice President of Farmers & Mechanics Bank prior to his joining Mercantile Bancshares. Age 47.

Robert H. Newton, Jr. is Executive Vice President, Commercial Banking, of Provident Bank. Age 55.

H. Les Patrick is Executive Vice President, Real Estate Lending, of Provident Bank. Age 50.

Dennis A. Starliper is Executive Vice President and Chief Financial Officer of Provident and Provident Bank. Age 60.

Jeanne M. Uphouse is Executive Vice President, Organizational Support, of Provident Bank. Age 46.

Kenneth J. Waldych is Executive Vice President, Credit Administration, of Provident Bank. Prior to joining Provident Bank, Mr. Waldych was with Executive Sounding Board Associates. Mr. Waldych served as Executive Vice President and Senior Credit Officer with Allfirst Bank prior to joining Executive Sounding Board Associates. Age 57.

Proposal 2—Ratification of Appointment of the Independent Registered Public Accounting Firm

Provident’s independent registered public accounting firm for the fiscal year ended December 31, 2006 was KPMG LLP. Provident’s Audit Committee appointed KPMG LLP to continue as the independent registered public accounting firm for Provident for the fiscal year ending December 31, 2007, subject to ratification of such appointment by shareholders. If shareholders do not ratify the appointment of KPMG LLP as the independent registered public accounting firm, the board of directors may consider another independent registered public accounting firm.

Representatives of KPMG LLP will be present at the annual meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the annual meeting.

The board of directors recommends that you vote “FOR” ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Provident.

Audit and Non-Audit Fees

The following table sets forth the fees billed to Provident for the fiscal years ending December 31, 2006 and 2005 by KPMG LLP:

	2006	2005
Audit Fees	$1,267,000	$1,281,000
Audit Related Fees(1)	30,500	53,000
Tax Fees(2)	—	77,500
All Other Fees	—	—

(1)	Includes assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not reported as “Audit Fees.”
(2)	Consists of tax filing and tax related compliance and other advisory services.

Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for approval of audit and permitted non-audit services by the Company’s independent registered public accounting firm. The Audit Committee will consider annually and approve the provision of audit services by its independent registered public accounting firm and consider and, if appropriate, approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider specific engagements on a case-by-case basis and approve them, if appropriate.

Any proposed specific engagement may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee’s next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its independent registered public accounting firm.

During the year ended December 31, 2006, all of the audit related fees were approved by the Audit Committee.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following report of the Audit Committee shall not be incorporated by reference into any such filings.

Audit Committee Report

Provident’s management is responsible for Provident’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the effectiveness of internal control over financial reporting as well as Provident’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The Audit Committee oversees Provident’s internal control over financial reporting on behalf of the board of directors.

In this context, the Audit Committee met twelve times during 2006 and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Provident’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit

Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No.1 (Independence Discussions With Audit Committee) and has discussed with the independent registered public accounting firm the firm’s independence from Provident and its management. In concluding that the firm is independent, the Audit Committee considered, among other factors, that there were no non-audit services provided by the firm.

The Audit Committee discussed with Provident’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of Provident’s internal control over financial reporting, and the overall quality of Provident’s financial reporting process.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of Provident’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of Provident’s financial statements to U.S. generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that Provident’s financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of Provident’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that Provident’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited consolidated financial statements be included in Provident’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has selected, subject to shareholder ratification, Provident’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

The Audit Committee of the Board of Directors of Provident Bankshares Corporation

Pierce B. Dunn (Chair)

William J. Crowley, Jr.

Bryan J. Logan

Frederick W. Meier, Jr.

Dale B. Peck

Compensation Discussion and Analysis

Compensation Philosophy

The Company’s compensation philosophy for officers starts from the premise that the success of Provident depends upon the dedication and commitment of the people placed in key operating positions to drive the Bank’s business strategy. Provident strives to satisfy the demands of its business model by providing the Bank’s officers with incentives tied to the successful implementation of the corporate objectives.

The Company grounds its officer compensation philosophy on the following basic principles:

•

Meeting the Demands of the Market – Provident’s goal is to compensate officers at competitive levels that position the Bank as the employer of choice among peer institutions that provide similar financial services in the markets served.

•

Aligning with Shareholders – The Company uses equity compensation as a key component of compensation to develop a culture of ownership among key personnel and to align their individual financial interests with the interests of Provident’s shareholders.

•	Driving Performance – Compensation is structured around the attainment of company-wide financial and individual performance targets that return positive results to the bottom line.

Provident’s compensation program relies on three primary elements: (i) base compensation or base salary; (ii) cash-based, short-term incentive compensation and (iii) equity-based, long-term incentive compensation. The Company meets the objectives of its compensation philosophy by achieving a balance among these three elements that is competitive with industry peers and creates appropriate incentives for officers. To achieve the necessary balance, the Compensation Committee works closely with nationally recognized independent compensation consultants who provide expertise on competitive compensation practices and assist in benchmarking the compensation program to peer institutions and to “best practices.”

Base Compensation. Officer salaries are reviewed at least annually to assess individual performance, to evaluate competitive position on base pay and to make any necessary adjustments. The Company’s goal is to maintain salary levels at a level consistent with base pay received by those in comparable positions at peer institutions.

Short-Term Cash-Based Incentive Compensation. The short-term incentive program is a cash-based plan that is designed to reward the attainment of annual company-wide financial objectives at specified levels and individual performance relative to the specific tasks an officer is expected to accomplish during the year. All award levels are expressed as a percentage of base compensation.

Long-Term Equity-Based Compensation. The long-term incentive compensation program is based on the delivery of competitive equity awards to officers. The stock-based compensation program is used to reward outstanding performance with incentives that promote the creation of long-term shareholder value.

Role of the Compensation Committee

The Compensation Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Committee’s responsibilities. These responsibilities include the oversight and administration of the Company’s cash- and stock-based incentive programs and monitoring the success of these programs in achieving the objectives of the compensation philosophy. The Committee and the Board review the Charter at least annually to ensure that the scope of the Charter is consistent with the Committee’s expected role.

The Committee consists of six independent directors. During 2006, the Committee met 6 times, including 3 executive sessions attended by Committee members only. The members of the Committee are: Barbara B. Lucas, Chair; Melvin A. Bilal; Thomas S. Bozzuto; James G. Davis, Jr.; Francis G. Riggs; and Sheila K. Riggs.

Peer Group Analysis

A critical element of Provident’s compensation philosophy and a key driver of specific compensation decisions for officers is a comparative analysis of compensation mix and levels relative to a peer group of publicly traded financial institutions. A guiding principle of the compensation philosophy is the maintenance of a competitive compensation program relative to the companies with which the Bank competes for talent. In 2006, this peer group was selected with the assistance of an independent compensation consultant on the basis of a several factors, including geographic proximity, size, operating characteristics, and financial performance.

Role of the Compensation Consultant

Since 2004, the Compensation Committee has worked with the independent compensation consultants at Pearl Meyer & Partners for expertise in structuring the compensation program and assistance in benchmarking the Company’s compensation program against its peers. The Committee also reviews recent developments in the compensation area with Pearl Meyer to ensure that the program is consistent with prevailing industry practice. During 2006, Provident paid Pearl Meyer $15,000 for their services.

Role of Management

The CEO and the other named executive officers develop recommendations regarding the appropriate mix and level of compensation for their subordinates. The CEO meets with the Compensation Committee to discuss these recommendations and also reviews with the Committee his recommendations concerning the compensation of the named executive officers, including the COO and CFO. The CEO does not participate in Committee discussions relating to the determination of his own compensation.

Tax and Accounting Considerations

In consultation with appropriate advisors, the Company evaluates the tax and accounting treatment of each of the compensation programs at the time of adoption as well as on an annual basis. It is Provident’s intent to structure its compensation programs in a tax efficient manner. However, a formal policy that requires all compensation to be tax deductible for purposes of Section 162(m) of the Internal Revenue Code, which limits the deductibility of certain compensation paid to the named executive officers, has not been adopted.

Change in Control Benefits

The ability to minimize the disruption associated with a change in control of the Company is an important consideration in retaining key officers. Accordingly, it is in the best interest of Provident and its shareholders to provide reasonable financial arrangements in the event of a change in control. In addition, the use of such arrangements by competitors necessarily influences Provident’s use of such arrangements to maintain the Bank’s ability to attract and retain key officers. At present, 35 senior officers are covered by change in control agreements providing specified severance benefits and benefit continuation in the event of their termination of employment within a specified period following a change in control.

Retirement Benefits; Employee Welfare Benefits

Provident Bank offers its employees tax-qualified retirement and savings plans. The primary pension vehicle is the cash balance retirement plan, which is funded on an annual basis at levels recommended by the Company’s actuaries. The cash balance plan is complemented by a 401(k) plan that enables employees to supplement their retirement savings with elective deferral contributions and an accompanying Bank match.

In addition to retirement programs, employees are provided with coverage under medical, dental, life insurance and disability plans on terms consistent with industry practice.

Perquisites

Certain officers are provided with an individual perquisite allowance to further their ability to promote the business interests of Provident and to reflect competitive practices for similarly situated officers employed by peer institutions. The allowance is reviewed annually by the Compensation Committee.

Director Compensation

Outside directors are compensated through a combination of an annual retainer and meeting fees. Directors who are also employees of Provident do not receive compensation for service on the Board. The annual retainer is paid in a combination of cash and restricted stock. Board and Committee meeting fees are paid in cash. The level and mix of director compensation is reviewed by the Compensation Committee on a periodic basis to ensure consistency with the objectives of the overall compensation philosophy and to remain competitive among peer institutions.

Stock Compensation Grant and Award Practices; Timing Issues

The Compensation Committee considers whether to make stock option grants and/or award other forms of equity during February of each year. Grants or awards may be made at other times during the year based on specific circumstances such as a new hire or a change in position or responsibility. The Compensation Committee’s decisions are reviewed and ratified by the full board of directors.

The process for determining equity awards and setting stock option grant dates and exercise prices is independent of any consideration of the timing of the release of material nonpublic information. Similarly, Provident has never timed the release of material nonpublic information with the purpose or intent of affecting the value of equity compensation.

The exercise price of stock options is set solely by reference to the applicable provisions of the Company’s stock compensation plans. Under the terms of the current plan, which was approved by shareholders in 2004, the exercise price of an option is the average of the reported high bid and low asked price of Provident common stock on the grant date, as published in the Wall Street Journal. The grant date is the date of Board approval.

Stock Ownership Requirements

During 2006, the Corporate Governance Committee took action, which was approved by the full board of directors in January of 2007, to adopt and publish Corporate Governance Guidelines. Included in those Guidelines is a stock ownership requirement applicable to the Directors of at least 1,000 shares of the Company’s common stock within two years of joining the Board. The Company has not adopted formal stock ownership requirements for officers. As a practical matter, officers hold significant interests in the stock, which they have accumulated through participation in stock compensation programs and individual purchases.

The Compensation Program

Short-Term Incentive Awards Covering 2005 Results. The Compensation Committee considered awards under the cash-based short-term incentive program relating to corporate and individual performance during 2005. The 2005 program, which covered approximately 70 officers at the level of senior vice president and above (except for the CEO and COO) and 120 officers and other key personnel at the level of vice president and below, established specific earnings per share and return on equity thresholds for award eligibility. Since company performance exceeded the threshold, the Committee authorized aggregate incentive awards for these two groups of approximately $1.05 million.

The Committee also considered CEO and COO incentive awards, including a review of progress toward the attainment of individual performance objectives. In assessing CEO and COO performance, the Committee exercised its discretion under the incentive program to adjust the range of the annual financial performance targets, which exceeded the threshold on an unadjusted basis, to exclude the consequences of changes in the Company’s external auditor’s interpretation of certain accounting principles. The Committee deemed these changes to have been extraordinary in nature and, therefore, appropriate to exclude from the calculation of the applicable performance metrics. Therefore, on an adjusted basis, the Committee authorized awards to the CEO and COO at 80% of the target level, or approximately 48% of base compensation, for each executive.

Short-Term Incentive Awards Covering 2006 Results. In 2006, Provident simplified its cash-based, short-term incentive program for the CEO and COO, while continuing to emphasize a reward based on a weighted mix of financial and individual performance objectives. The 2006 program applied to the determination of awards to be made during the first quarter of 2007. The basic structure of the program was retained, with reward opportunities based on the attainment of threshold, target and maximum levels for the earnings per share and return on equity objectives. Under the 2006 program, the attainment of targeted levels of these two financial measures each accounted for 37.5% of the total potential award. The balance of the potential award, or 25%, was tied to the attainment of individual performance objectives. For the CEO, individual performance objectives were set by the Compensation Committee. Individual performance objectives for both the CEO and COO focused on a series of strategic and operational initiatives deemed critical by the board of directors. The individual performance objectives for the COO were set by the CEO in consultation with the Committee.

In a departure from past practice, and with the concurrence of the independent compensation consultant, the Committee authorized the decoupling of the earnings per share and return on equity objectives from each other with respect to the determination of the CEO and COO’s eligibility to receive an award. Under prior practice, a failure to meet the minimum threshold with respect to one of these objectives would have effectively eliminated the officer’s incentive opportunity for the year. The Committee determined that a decoupled approach would be more equitable and better serve the goal of the short-term incentive program.

Based on 2006 reported financial results, the threshold levels of the program were not met. This fact would have resulted in no award with respect to the portion of the program based on the attainment of financial performance objectives. The Committee recognized, however, that but for actions taken in the fourth quarter of 2006 to execute a comprehensive securities and debt restructuring, threshold levels of the program would have been met or exceeded. The Committee determined that this restructuring was in the long-term best interest of Provident and was consistent with the Company’s previously stated objective to reduce the level of investment securities. The Committee deemed it inappropriate to penalize management for taking such action and did not wish to compromise the willingness of key personnel to undertake similar strategic initiatives in the future. Therefore, the Committee exercised its discretion to eliminate the short-term impact on earnings of this fourth-quarter action. Accordingly, based on this adjusted financial performance, the Committee authorized the payment of awards at essentially the threshold level.

Long-Term Incentive Program. The Company made its annual stock-based compensation awards following an extensive review of stock grant practices among peer companies. Awards were tied to the peer group, resulting in total equity awards for the CEO and COO valued at approximately 57% and 53% of base compensation, respectively. The value of the awards was divided evenly between stock options and restricted stock. The Company also authorized equity awards totaling approximately $3.1 million in the aggregate for other officers.

Review of CEO and COO Compensation; Other Executive Officer Compensation. In February 2006, the Compensation Committee reviewed the compensation of the CEO and COO based upon 2005 results. The Committee received and reviewed a comparative study conducted by the independent compensation consultant as well as the consultant’s own recommendations. The analysis presented to the Committee indicated that the overall compensation levels of the CEO and COO were generally well-positioned relative to the compensation for persons holding comparable positions at peer institutions. With respect to total cash compensation, i.e., base compensation and short-term incentive compensation, the study concluded it to be competitive with the market, assuming incentive compensation targets were met. To maintain both officers at competitive levels relative to the peer group and to maintain an appropriate balance between the base compensation of each officer, the Committee adjusted base compensation by 22% and 25% for the CEO and COO, respectively. The Committee also maintained the annual cash incentive compensation targets for the CEO and COO at 60% of base compensation. With respect to equity compensation, the Committee maintained the CEO’s target grant value at 50% of compensation but reduced the COO’s target grant value to 40%, in each case to reflect competitive market practices. The Committee’s annual review also considered compensation levels for the other named officers, taking into account comparative data presented on the same basis as for the CEO and COO.

Executive Compensation

Summary Compensation Table

The following information is furnished for all individuals serving as the principal executive officer and principal financial officer of Provident for the 2006 fiscal year and the next three most highly compensated executive officers of Provident and Provident Bank who were serving as executive officers at the end of fiscal 2006. These persons are sometimes referred to in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Gary N. Geisel Chairman and Chief Executive Officer of Provident & Provident Bank	2006	$586,250	$29,168	$27,923	$191,000	$725,890	$44,947	$1,605,178
Dennis A. Starliper Chief Financial Officer and Executive Vice President of Provident and Provident Bank	2006	272,750	14,063	4,488	50,000	64,942	36,508	442,751
Kevin G. Byrnes President and Chief Operating Officer of Provident and Provident Bank	2006	414,375	18,750	17,950	135,000	197,998	42,579	826,652
John J. King(5) Executive Vice President of Provident Bank	2006	257,875	14,063	4,488	34,000	26,095	36,508	372,000
Robert H. Newton, Jr. Executive Vice President of Provident Bank	2006	248,050	14,063	4,488	38,000	24,402	36,508	365,511

(1)	Reflects the dollar amount of compensation expense recognized for financial statement reporting purposes in accordance with FAS 123(R) of the award of 3,889; 1,875; 2,500; 1,875; and 1,875 shares of restricted stock for Messrs. Geisel, Starliper, Byrnes, King and Newton, respectively, in 2006, based upon the high bid and low asked price of the Company’s stock of $ 36.00 on the grant date. These restricted stock awards vest in four equal annual installments commencing on the first anniversary of the date of the award.
(2)	Reflects the dollar amount of compensation expense recognized for financial statement reporting purposes in accordance with FAS 123(R) of the grant of 20,619; 3,314; 13,255; 3,314; and 3,314 stock options for Messrs. Geisel, Starliper, Byrnes, King and Newton, respectively, in 2006, based upon a fair value of each option of $6.50 using the Black-Scholes option pricing model. For further information on the assumptions used to compute the fair value, see Note 12 to the Notes to the Financial Statements contained in the Company’s Annual Report on Form 10-K.
(3)	Includes the following amounts for change in value of Supplemental Executive Retirement Plans: Mr. Geisel — $694,352; Mr. Starliper — $18,555; and Mr. Byrnes — $177,037.
(4)	Details of the amounts reported in the “All Other Compensation” column for 2006 are provided in the table below:

	Mr. Geisel	Mr. Starliper	Mr. Byrnes	Mr. King	Mr. Newton
Employer contributions to 401(k) Plan	$ 9,900	$ 9,900	$ 9,900	$ 9,900	$ 9,900
Dividends/earnings paid on stock awards	7,047	2,608	4,679	2,608	2,608
Perquisites(a)	28,000	24,000	28,000	24,000	24,000

(a)	Perquisite is a cash allowance based upon officer level.
(5)	Mr. King resigned effective March 7, 2007.

Grants of Plan-Based Awards

The following table provides information concerning the award grants made to the Company’s named executive officers in the 2006 fiscal year.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold ($)	Target ($)	Maximum ($)
Gary N. Geisel	02/15/06	$180,000	$360,000	$540,000	3,889	20,619	$36.00	$57,091
Dennis A. Starliper	02/15/06	41,100	68,500	95,900	1,875	3,314	36.00	18,551
Kevin G. Byrnes	02/15/06	127,500	255,000	382,500	2,500	13,255	36.00	36,700
John J. King	02/15/06	38,850	64,750	90,650	1,875	3,314	36.00	18,551
Robert H. Newton, Jr.	02/15/06	37,500	62,500	87,500	1,875	3,314	36.00	18,551

(1)	Represents potential short-term incentive awards for fiscal year 2006. Actual amounts paid under the short-term incentive program are reflected in the Summary Compensation Table on page 21.
(2)	The restricted stock awards vest in four equal annual installments commencing on the first anniversary of the date of grant.
(3)	The grant date fair value of each option award in the table is computed in accordance with FAS 123(R) and is therefore based upon the fair value of each option of $6.50 using the Black-Scholes option pricing model.
(4)	The grant date fair value of each stock award set forth in the table is computed in accordance with FAS 123(R) and represents the average high bid and low asked price of the Company’s stock on the grant date of $36.00.

Other Potential Post-Termination Payments

Change in Control Agreements

The named executive officers have entered into change in control agreements with the Company to reflect the Board’s recognition of their key operating roles and to provide them with financial protection in the event of a change in control. For each executive, the agreements provide for the payment of a severance benefit and the continuation of employee benefits if the executive terminates employment following a change in control. The nature of the benefit provided to each executive depends on the circumstances of the executive’s termination of employment.

Under the agreements, a “change in control” of the Company includes (i) the acquisition by an unrelated person or entity of more 10% or more of the Company’s stock; (ii) a change in the composition of the majority of the board of directors of the Company other than through the Board’s customary nomination process; (iii) a merger or similar business combination in which the Company is not the surviving party; (iv) a solicitation of stockholders by persons other than current management seeking shareholder approval of a merger or similar business combination; and (v) the commencement of a tender offer for more than 20% of the Company’s outstanding stock. The agreements include similar provisions relating to a change in control of the Company’s principal subsidiary, Provident Bank.

If, after a change in control, the executive’s employment is involuntarily terminated or terminates for “good reason,” the executive is entitled to a cash severance payment equal to 299% of his average annual taxable compensation over the last five completed calendar years preceding the change in control, or, if less, the number of completed calendar years of employment. In addition, the executive is entitled to continuation of the standard employee benefits package for 36 months or a lesser period if the executive obtains other comparable employment. Under the agreements, a termination of employment for good reason means that, following a change in control, the executive voluntarily terminates employment after experiencing a significant adverse change in the circumstances of their employment, such as a demotion or a loss of title, office or authority; a reduction in their compensation or benefits; or a relocation of the executive business office by more than 20 miles.

Assuming that a change in control of the Company had occurred at December 31, 2006 and an executive’s employment was terminated by the Company or by the executive for “good reason” on the same date, the payments due each executive would be as follows: Mr. Geisel ($1,684,814); Mr. Byrnes ($1,201,472); Mr. Starliper ($919,838) and Mr. Newton ($830,101). In addition, each executive would receive continuation of employee benefits (medical, life and disability coverage) for up to 36 months with an approximate value of $29,310 for each officer.

The agreement also provides each executive with the opportunity to terminate employment on a voluntary basis without “good reason” and receive a reduced severance payment equal to six months’ current cash compensation and continuation of benefit coverage for the lesser of six months or the date the executive obtains other comparable employment. Assuming that a change in control of the Company had occurred at December 31, 2006 and the executive voluntarily terminated employment on the same date, the payments due each executive under this provision would be as follows: Mr. Geisel ($300,000); Mr. Byrnes ($212,500); Mr. Starliper ($137,000) and Mr. Newton ($125,000). In addition, each executive would receive continuation of employee benefits (medical, life and disability coverage) for up to 6 months with an approximate value of $4,885 for each executive.

The change in control agreements only provide severance payments and benefits if the executive’s employment is terminated in the circumstances specified above. If the executive is terminated for cause, no payments or benefits would be made. The agreements define termination for cause to include an intentional and continued failure to perform stated duties, the commission of certain crimes or regulatory infractions and personal dishonesty.

Acceleration of Vesting for Stock Compensation

Awards under our stock-based compensation plans generally provide for accelerated vesting of outstanding awards in the event of a change in control of the Company. Under these plans, the events that constitute a “change in control” are defined in the same manner as under our change in control agreements. Assuming that a change in control of the Company had occurred at December 31, 2006, our named executive officers would vest in awards of stock options and restricted stock with the following values based on the acceleration provisions of their award agreements: Mr. Geisel – $242,132; Mr. Byrnes – $159,889; and Messrs. Starliper, King and Newton – $94,316 each.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of December 31, 2006.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Gary N. Geisel	3,688	(1)			$27.76	02/13/08	6,739	(2)	$242,132
	17,563	(1)			18.19	10/20/09
	21,000	(1)			18.51	12/20/10
	52,500	(1)			20.87	03/21/11
	15,000	(1)			24.68	01/16/12
	25,000	(1)			23.87	04/16/13
	40,000	(1)			32.22	02/18/14
	20,000	(2)			33.66	02/16/13
			20,619	(2)	36.00	02/15/14
Dennis A. Starliper	15,000	(1)			32.22	02/18/14	2,625	(2)	94,316
	11,000	(2)			33.66	02/16/13
			3,314	(2)	36.00	02/15/14
Kevin G. Byrnes	50,000	(1)			23.45	11/04/12	4,450	(2)	159,889
	30,000	(1)			32.22	02/18/14
	16,000	(2)			33.66	02/16/13
			13,255	(2)	36.00	02/15/14
John J. King	6,079	(1)			27.76	02/13/08	2,625	(2)	94,316
	6,615	(1)			18.19	10/20/09
	7,350	(1)			13.15	06/21/10
	15,000	(1)			24.68	01/16/12
	15,000	(1)			23.51	02/19/13
	12,000	(1)			32.22	02/18/14
	5,000	(2)			33.66	02/16/13
			3,314	(2)	36.00	02/15/14
Robert H. Newton, Jr.	7,350	(1)			13.15	06/21/10	2,625	(2)	94,316
	5,000	(1)			24.68	01/16/12
	10,000	(1)			23.51	02/19/13
	15,000	(1)			32.22	02/18/14
	11,000	(2)			33.66	02/16/13
			3,314	(2)	36.00	02/15/14

(1)	Non-Qualified stock options granted pursuant to the Provident Bankshares Corporation Amended and Restated Stock Option Plan are all fully vested and exercisable and expire ten years from their date of grant.
(2)	Stock options and stock awards granted pursuant to the Provident Bankshares Corporation 2004 Equity Compensation Plan vest in four annual installments commencing on the first anniversary of the date of the grant and expire eight years from the date of grant.

Option Exercises and Stock Vested

The following table provides information concerning stock option exercises and the vesting of stock awards for each named executive officer, on an aggregate basis, during the 2006 fiscal year.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary N. Geisel	10,000	$170,600	950	$34,485
Dennis A. Starliper	54,215	758,833	250	9,075
Kevin G. Byrnes	—	—	650	23,595
John J. King	12,155	229,596	250	9,075
Robert H. Newton, Jr.	10,500	237,090	250	9,075

Pension Benefits

The following table provides information with respect to each plan that provides for payments or benefits in connection with the retirement of a named executive officer.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Gary N. Geisel	Provident Bank of Maryland Pension Plan	8.5	$130,424
	Supplemental Retirement Income Agreement	N/A	3,541,254

Dennis A. Starliper	Provident Bank of Maryland Pension Plan	21.0	483,696
	Supplemental Retirement Income Agreement	N/A	655,616

Kevin G. Byrnes	Provident Bank of Maryland Pension Plan	3.0	51,480
	Supplemental Retirement Income Agreement	N/A	1,308,479

John J. King	Provident Bank of Maryland Pension Plan	15.0	210,983

Robert H. Newton, Jr.	Provident Bank of Maryland Pension Plan	5.5	69,090

Provident has supplemental retirement income agreements with Messrs. Geisel, Byrnes and Starliper. Mr. Geisel’s agreement will pay 70% of his final pay, reduced by Social Security, the age-65 benefit accrued under the Bank’s Pension Plan, and then proportionately reduced for each year his retirement precedes age 60. Mr. Byrnes’ agreement will pay 50% of his final pay until he has completed 5 years of service with the Bank, at which time the benefit increases to 70% of his final pay, reduced by Social Security, the age-65 benefit accrued under the Bank’s Pension Plan, and then proportionately reduced for each year his retirement precedes age 65. Mr. Starliper’s agreement will pay 60% of his final pay, reduced by Social Security, the age-65 benefit accrued under the Bank’s Pension Plan, and then proportionately reduced for each year his retirement precedes age 65.

The Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such reviews and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

The Compensation Committee of the Board of Directors

of Provident Bankshares Corporation

Barbara B. Lucas (Chair)

Melvin A. Bilal

Thomas S. Bozzuto

James G. Davis, Jr.

Sheila K. Riggs

Francis G. Riggs

Compensation Committee Interlocks and Insider Participation

No executive officer of Provident or Provident Bank serves or has served as a member of the compensation committee of another entity, which has one of its executive officers on the Compensation Committee of Provident or Provident Bank. No executive officer of Provident or Provident Bank serves or has served as a director of another entity, which has one of its executive officers on the Compensation Committee of Provident or Provident Bank.

Other Information Relating to Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires Provident’s executive officers and directors, and persons who own more than 10% of any registered class of Provident’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish Provident with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to Provident from the individuals required to file the reports, Provident believes that each of Provident’s executive officers and directors has complied with applicable reporting requirements for transactions in Provident’s common stock during the fiscal year ended December 31, 2006, except that: Mr. Dunn filed one late report, representing one transaction; Mr. Fry filed three late reports, representing four transactions; and Mr. Martin filed one late report, representing one transaction.

Transactions With Management

Periodically, Provident Bank may engage in lending transactions with its officers and directors, as well as immediate family members of, and entities associated with such persons. Such transactions are made in the ordinary course of business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with persons not related to Provident Bank. Loans to such persons do not involve more than the normal risk of collection or present other unfavorable features.

On a semi- annual basis, the board of directors reviews a summary of the Company’s and the Bank’s transactions with directors and executive officers, as well as all other related party transactions, including all transactions required to be reported under Item 404(a) of Regulation S-K and all loans made to officers, directors and employees. Consistent with federal regulations, the board of directors of the Bank reviews for prior approval all loans made to directors and executive officers in an amount that, when aggregated with the amount of all other loans to such persons and their related interests, exceed the greater of $25,000 or 5% of the Bank’s capital and surplus (up to a maximum of $500,000). The procedures regarding related party transactions are evidenced in the minutes of the meetings of the board of directors. Additionally, pursuant to the Code of Business Conduct and Ethics, all executive officers and directors must disclose any private interest that presents the possibility of conflicts of interest with the Company or the Bank.

Submission of Future Shareholder Proposals and Nominations

Provident must receive proposals that shareholders seek to include in the proxy statement for Provident’s next annual meeting no later than December 11, 2007. If next year’s annual meeting is held on a date more than 30 calendar days from May 16, 2007, a shareholder proposal must be received by a reasonable time before Provident begins to print and mail its proxy solicitation for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

Provident’s Bylaws provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days before the date of the annual meeting; provided that if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the date of the annual meeting was mailed to shareholders or prior public disclosure of the meeting date was made. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Corporate Secretary at 114 East Lexington Street, Baltimore, Maryland 21202.

Miscellaneous

Provident’s Annual Report to Shareholders and Annual Report on Form 10-K accompany this proxy statement and have been mailed to persons who were shareholders as of the close of business on April 2, 2007. Any shareholder who has not received a copy of the Annual Report or Annual Report on Form 10-K may obtain a copy by writing to the Corporate Secretary of Provident. The Annual Report and Annual Report on Form 10-K are not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of the annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope or by promptly voting either via the Internet or by telephone.

By	Order of the Board of Directors

/s/ GARY N. GEISEL
GARY N. GEISEL
Chairman of the Board and Chief Executive Officer

Baltimore, Maryland

April 9, 2007

Provident Bankshares Corporation

	000004	000000000.000 ext	000000000.000 ext
		000000000.000 ext	000000000.000 ext
MR A SAMPLE		000000000.000 ext	000000000.000 ext
DESIGNATION (IF ANY)
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	XXXXXXXXXXXXXX

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 15, 2007.

Vote by Internet • Log on to the Internet and go to www.computershare.com/expressvote • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒			• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card		123456 C0123456789 12345

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

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A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Melvin A. Bilal	☐	☐	☐	02 - Ward B. Coe, III	☐	☐	☐	03 - Frederick W. Meier, Jr.	☐	☐	☐

04 -Gary N. Geisel	☐	☐	☐	05 -William J. Crowley, Jr.	☐	☐	☐	06 - Bryan J. Logan	☐	☐	☐

07 - James G. Davis, Jr.	☐	☐	☐	08 - Dale B. Peck	☐	☐	☐

		For	Against	Abstain
2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
/ /

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

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Proxy — Provident Bankshares Corporation

Annual Meeting of Shareholders

May 16, 2007

10:00 a.m. Local Time

Proxy Solicited by Board of Directors for Annual Meeting

The undersigned hereby appoints Dennis A. Starliper and Robert L. Davis, each with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of Provident Bankshares Corporation (the “Company”) owned of record by the undersigned at the Annual Meeting of Shareholders, to be held on May 16, 2007 at 10:00 a.m., local time, at 250 North Calvert Street, Baltimore, Maryland, and at any and all adjournments thereof, as designated below with respect to the matters set forth below and described in the accompanying proxy statement and, in their discretion, for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve and with respect to any other business that may properly come before the Annual Meeting. Any prior proxy or voting instructions are hereby revoked.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders, a proxy statement dated April 9, 2007 and the Annual Report to Shareholders.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgement. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU VOTE BY INTERNET OR TELEPHONE, PLEASE DO NOT MAIL BACK THIS PROXY CARD.

(Items to be voted appear on reverse side.)

Provident Bankshares Corporation

000004
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1	XXXXXXXXXXXXXX
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Melvin A. Bilal	☐	☐	☐	02 - Ward B. Coe, III	☐	☐	☐	03 - Frederick W. Meier, Jr.	☐	☐	☐

04 - Gary N. Geisel	☐	☐	☐	05 - William J. Crowley, Jr.	☐	☐	☐	06 - Bryan J. Logan	☐	☐	☐

07 - James G. Davis, Jr.	☐	☐	☐	08 - Dale B. Peck	☐	☐	☐

2. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2007.	For	Against	Abstain
	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	C 1234567890 J N T 8 1 A M 0 1 2 2 6 9 3	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

<STOCK#>                         00OE1C

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

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Proxy — Provident Bankshares Corporation

Annual Meeting of Shareholders

May 16, 2007

10:00 a.m. Local Time

Proxy Solicited by Board of Directors for Annual Meeting

The undersigned hereby instructs the 401(k) Plan Trustee to vote all shares of common stock of Provident Bankshares Corporation (the “Company”) credited to my account in the 401(k) Plan at the Annual Meeting of Shareholders to be held on May 16, 2007 at 10:00 a.m., local time at 250 North Calvert Street, Baltimore, Maryland, and at any and all adjournments thereof, as designated below with respect to the matters set forth below and described in the accompanying proxy statement and, in its discretion, for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve and with respect to any other business that may properly come before the meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders, a proxy statement dated April 9, 2007 and the Annual Report to Shareholders.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Items to be voted appear on reverse side.)